Exhibit 99.1

For Immediate Release

SL Industries Announces 2010 Fourth Quarter and Full Year Results

MT. LAUREL, NEW JERSEY, March 31, 2011 . . . SL INDUSTRIES, INC. (NYSE AMEX: SLI) announced today that its net sales from continuing operations for quarter ended December 31, 2010, were $50.7 million, up 27% compared with net sales from continuing operations for the fourth quarter 2009 of $40.0 million.

Net income from continuing operations for the quarter ended December 31, 2010 was $4.1 million, or $0.83 per diluted share, a 122% increase over net income from continuing operations of $1.8 million, or $0.30 per diluted share, for the fourth quarter 2009.

Net loss for the quarter was $1.6 million, or $0.33 per diluted share, compared to net earnings of $1.6 million, or $0.26 per diluted share, for the fourth quarter 2009.  Net loss for the quarter included a loss from discontinued operations, after tax, of $5.8 million, or $1.16 per diluted share, compared to a net loss of $0.2 million, or $0.03 per diluted share, for the fourth quarter 2009.  The majority of the loss in discontinued operations was related to a $7.8 million non-cash, pre-tax charge for environmental remediation related to the Company’s Pennsauken site.

For the full year ended December 31, 2010, net sales from continuing operations were $189.9 million, up 29% compared with net sales from continuing operations for the full year 2009 of $147.6 million.

For the full year ended December 31, 2010, net income from continuing operations was $9.8 million, or $1.68 per diluted share, a 174% increase over net income from continuing operations of $3.6 million, or $0.59 per diluted share, for the full year 2009.

Net income for the full year was $2.6 million, or $0.44 per diluted share, compared to net income of $2.9 million, or $0.49 per diluted share, for the full year 2009.  Net income for the full year included a loss from discontinued operations, after tax, of $7.2 million, or $1.24 per diluted share, compared to a net loss of $0.6 million, or $0.10 per diluted share, for the full year 2009.   The majority of the loss in discontinued operations was related to non-cash, pre-tax charges for environmental remediation booked in the second and fourth quarters of 2010 totaling $9.0 million related to the Company’s Pennsauken and Camden sites.

Division Results

SLPE (SL Power Electronics Corp.)
SLPE designs, manufactures, markets high-reliability power conversion, motion control, and electronic protection equipment designed for medical, aerospace, computer, datacom, industrial, telecom, transportation and utility applications.

For the quarter ended December 31, 2010, SLPE’s income from operations was $1,862,000, up 177% from the four quarter 2009.  Sales for the quarter were $21,213,000, up 52% over the fourth quarter 2009.

For the full year ended December 31, 2010, SLPE’s income from operations was $6,389,000, up 769% from the full year 2009.  Sales for the full year were $79,615,000, up 49% over the full year 2009.

High Power Group [HPG]  (Teal Electronics Corp. and MTE Corp.)
TEAL Electronics designs and manufactures custom power subsystems for equipment used in medical, semiconductor, communications, and industrial markets.  MTE is an international supplier of power quality products designed to improve the reliability of power electronic systems and adjustable frequency drives.

For the quarter ended December 31, 2010, HPG’s income from operations was $1,753,000, up 136% from the four quarter 2009.  Sales for the quarter were $15,440,000, up 32% over the fourth quarter 2009.

For the full year ended December 31, 2010, HPG’s income from operations was $5,418,000, up 70% from the full year 2009.  Sales for the full year were $56,494,000, up 26% over the full year 2009.

SL-MTI (SL Montevideo Technology, Inc.)
SL-MTI designs and manufactures precision, high performance electric motors, drives, controllers and precision winding components for the aerospace, medical, military, and industrial markets.

For the quarter ended December 31, 2010, SL-MTI’s income from operations was $1,565,000, up 16% from the four quarter 2009.  Sales for the quarter were $8,347,000, up 8% over the fourth quarter 2009.

For the full year ended December 31, 2010, SL-MTI’s income from operations was $4,801,000, up 8% from the full year 2009.  Sales for the full year were $31,261,000, up 11% over the full year 2009.

RFL (RFL Electronics, Inc.)
RFL provides a wide range of communications and relaying products, application support and customized systems to the Electric Utilities, Oil and Gas markets, Railroad and Transportation industries, Government agencies and engineering consulting firms.

For the quarter ended December 31, 2010, RFL’s income from operations was $704,000, down 24% from the four quarter 2009.  Sales for the quarter were $5,704,000, down 13% over the fourth quarter 2009.

For the full year ended December 31, 2010, RFL’s income from operations was $2,990,000, up 56% from the full year 2009.  Sales for the full year were $22,398,000, up 7% over the full year 2009.

Corporate
Corporate expenses for the full year ended December 31, 2010 exclusive of discontinued operations increased 22% to $6.4 million.  The majority of the year-over-year increase was $1.0 million related to the negotiation and settlement agreement with the Company’s former CEO and CFO.

Discontinued Operations
Discontinued operations consist primarily of costs related to environmental matters at five sites in the state of New Jersey that were locations of operations discontinued by the Company.

For the quarter ended December 31, 2010, the Company booked a pre-tax charge of $7.8 million related to the Puchack Well Field Superfund Site.  The Company is involved in on-going negotiations with the US Department of Justice and the Environmental Protection Agency regarding this site which was named a Superfund Site in 1998.  Historically, a Company wholly-owned subsidiary operated a chrome plating facility at this site.  The ultimate outcome of this matter and other environmental issues is inherently uncertain.

For the full year ended December 31, 2010 in addition to the charge related to the Puchack Well Field Superfund Site, the Company booked a pre-tax charge of $1.3 million related to remediation at the Company’s Camden, NJ site.  The Company ceased operations at this site in 2003. Remediation of this site is being implemented under a plan approved by the New Jersey Department of Environmental Protection in 2008.

Cash and Liquidity
At December 31, 2010, the Company had cash and marketable securities of $1.4 million down from $10.0 million at year end 2009.  Outstanding long-term debt totaled $9.8 million which is all current and the Company was in compliance with all debt covenants.  The reduction in cash in 2010 and the outstanding long-term debt at year end were used to fund a $19.4 million tender offer and the purchase of the remaining shares held by our defined contribution plan in the fourth quarter of 2010.  The Company’s long-term debt agreement had $29.7 million of availability as of year end and expires October 1, 2011.  The Company expects to negotiate a new long-term debt agreement before the expiration date.

About SL Industries, Inc.

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications. For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact
SL Industries, Inc.
Louis J. Belardi
Chief Financial Officer
E-mail:  louis.belardi@slindustries.com
Phone:  856.727.1500  x5525

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,374	$9,967
Receivables, net	30,753	22,388
Inventories, net	22,225	18,815
Other current assets	6,737	4,743
Total current assets	61,089	55,913

Property, plant and equipment, net	8,921	9,274
Intangible assets, net	26,768	27,708
Other assets	8,121	6,556
Total assets	$104,899	$99,451

LIABILITIES & SHAREHOLDERS' EQUITY
Long term debt due within one year	$9,800	$0
Current liabilities	31,168	20,849
Long term debt	0	0
Other liabilities	16,682	9,502
Shareholders' equity	47,249	69,100
Total liabilities and shareholders' equity	$104,899	$99,451

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
Net sales	$50,704	$39,984	$189,768	$147,551

Cost and expenses:
Cost of products sold	34,169	26,907	128,011	98,732
Engineering and product development	3,097	2,538	12,664	11,575
Selling, general and administrative	8,122	6,841	32,819	28,070
Depreciation and amortization	745	784	3,026	3,395
Restructuring charges	0	140	0	690
Total cost and expenses	46,133	37,210	176,520	142,462

Income from operations	4,571	2,774	13,248	5,089
Other income (expense):
Amortization of deferred financing costs	(70)	(188)	(252)	(351)
Fire related loss, net	0	0	(109)	0
Interest income	0	0	2	8
Interest expense	(37)	1	(86)	(63)

Income from continuing operations before income taxes	4,464	2,587	12,803	4,683

Income tax provision	346	797	3,021	1,119
Income from continuing operations	4,118	1,790	9,782	3,564
(Loss) from discontinued operations, net of tax	(5,760)	(188)	(7,226)	(628)
Net (loss) income	$(1,642)	$1,602	$2,556	$2,936

Basic net income (loss) per common share
Income from continuing operations	$0.84	$0.30	$1.69	$0.59
(Loss) from discontinued operations, net of tax	(1.18)	(0.03)	(1.25)	(0.10)
Net (loss) income	$(0.34)	$0.27	$0.44	$0.49

Diluted net income (loss) per common share
Income from continuing operations	$0.83	$0.30	$1.68	$0.59
(Loss) from discontinued operations, net of tax	(1.16)	(0.03)	(1.24)	(0.10)
Net (loss) income	$(0.33)	$0.26 *	$0.44	$0.49

Shares used in computing basic net income (loss) per common share	4,878	6,040	5,775	6,004

Shares used in computing diluted net income (loss) per common share	4,939	6,064	5,811	6,015

* Earnings per share does not total due to rounding.

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
Net (loss) income	$(1,642)	$1,602	$2,556	$2,936
Other comprehensive income, net of tax:
Foreign currency translation	31	(28)	54	(23)
Comprehensive (loss) income	$(1,611)	$1,574	$2,610	$2,913